Exhibit 99.1

10713 WEST SAM HOUSTON PARKWAY NORTH SUITE 800 HOUSTON, TX 77064 OFFICE: (281) 765-7100 FAX: (281) 765-7175 PATENERGY.COM

November 2, 2018

Mr. Terry Hunt

Chairman, Compensation Committee

1500 Spring Mill Lane

Villanova, Pennsylvania 19085

Dear Terry:

As you know, for more than twenty years as Executive Chairman of the Board, I have led the development of UTI Energy Corp. and then Patterson-UTI Energy, Inc. (PTEN or the "Company"). Our Company has experienced a remarkable transformation during this time period, and I take great pride in providing the vision for, and overseeing the execution of, the strategies that have led us to where our great Company is today. With that backdrop, I write to request an immediate, substantial decrease in my compensation. For many reasons, the background for my request needs to be stated.

I know we both well recall that when you first asked me to join the Board of UTI Energy Corp. (a predecessor to PTEN), that Company's total enterprise value was approximately $16 million, and neither UTI (nor PTEN) were significant participants in either the US contract drilling or pressure pumping industries.

Working with talented executives, managers, and an excellent Board of Directors, we transformed the current Company into leadership positions in US drilling, pressure pumping, and directional drilling. Over that more than twenty year period, we have:

•

Created a Company with an internationally recognized brand that stands for: (a) leadership in its industries, (b) providing efficient, cost-effective services for its customers, and (c) being an employer of choice for workers in the oil services industries; and

•	Closed more than 45 acquisitions, including two transactions with a value of over $1 billion, and generated significant organic growth as well; and
•	Completely changed our strategy to meet the changing needs of our customers as the drilling and pressure pumping industries changed; and
•	Become financially stronger - achieving an investment grade rating on our debt - despite wild fluctuations in the prices of oil and natural gas that bankrupted many competitors; and
•	Seen our enterprise value rise so that it is roughly 280 times greater than when I first became involved with the predecessor Company.

Mr. Terry Hunt
November 2, 2018

As the Company's Executive Chairman, I also recruited two CEOs during this twenty year period, and helped recruit a new CFO. With our current Team, I believe our Company has the best management team it has ever had. Moreover, from top to bottom, we are all proud of our reputation as a Company that stands for "principled leadership".

Against this backdrop of substantial success, the Company's receipt this year of a negative "say-on-pay" vote - after always receiving at least 75% favorable vote - was both stunning, and overwhelmingly distressing - on both a personal and professional level. As you are well aware, the negative vote was based on a number of factors, including: (i) the second bonus paid by the Company in connection with the Seventy-Seven transaction, (ii) disappointing total shareholder returns over the most recent short-term periods, (iii) the view that more of the Company's long-term compensation should be tied to financial performance metrics, and finally, (iv) the view that the Company should not have both a well-compensated CEO and Executive Chairman ("EC").

As to the last issue - compensation for the Executive Chairman - we both found this frustrating because PTEN has had this structure in place since the merger of PTEN and UTI approximately seventeen years ago. Moreover, as you know, the Compensation Committee has considered rigorously both the work performed by, and the compensation for, each of the CEO and EC in making its decisions for 2017, as well as how our compensation plans should be structured to achieve Company goals. These decisions were not made in a vacuum; to the contrary, they were based on advice given to the Compensation Committee by its outside and independent compensation consultant, Pearl Meyer & Partners, which is one of the leaders in advising public company boards on compensation for their executive management.

My desire now, as it has always been, is to do what is best for the Company. Accordingly, to make the process simpler, I would like to take the issue of the level of my compensation as Executive Chairman off the table by reducing my compensation by half going forward. My concern for the reputation of the Company, as well as for my reputation, compels me to request this immediate change in my compensation. Irrespective of my contributions, I don't want my compensation ever to be a factor in any future "say-on-pay" vote.

Accordingly, please reduce my salary, effective immediately, by 50%, and likewise, reduce my potential bonus opportunity for 2018 by 50%. I would also appreciate your reducing any long-term incentive compensation that might be granted to me in future years by 50%. I am making this request today not because I think what we had done in the past was wrong, but rather because it is the right thing to do today in light of all that has occurred.

While my compensation will be reduced, you have my commitment that I will continue to work just as hard as I have during the past twenty-three plus years - with total dedication to the Company's long-term success. I will continue to focus on keeping our strategies sound and our execution strong.

A few additional comments are in order. I believe that your efforts, along with

Mr. Terry Hunt
November 2, 2018

those of our lead director, Curtis Huff, in seeking counsel from Frederic W. Cook & Co., Inc. ("Cook"), another leading compensation consultant, was a very constructive step to restoring shareholders' approval of PTEN's executive compensation program. I am also pleased that Cook believes that my requested 50% diminution in compensation should put to rest shareholder concerns regarding employment of two highly paid senior executives - i.e., a CEO and an EC.

Together with other members of the Executive Management Team, I also strongly support the additional changes that the Compensation Committee is contemplating; i.e., we strongly support enhanced financial metrics as substantial components of the long-term incentive policy, and stating our intention not to award a "second" cash bonus for executive management for completing a transaction.

In closing, and most importantly, the Executive Management Team is totally committed to generating top-tier financial performance for our shareholders. We expect nothing less of ourselves.

Sincerely,

Mark S. Siegel
Executive Chairman of the Board of Directors